Exhibit 10.3

REPRESENTATION AGREEMENT

dated as of

February 21, 2014

between

PERNIX THERAPEUTICS HOLDINGS, INC.

and

[ATHYRIUM OPPORTUNITIES FUND (A) LP AND ATHYRIUM OPPORTUNITIES FUND (B) LP]

[CETUS CAPITAL II, LLC, LITTLEJOHN OPPORTUNITIES MASTER FUND LP AND SG DISTRESSED FUND, LP]

REPRESENTATION AGREEMENT

REPRESENTATION AGREEMENT dated as of February 21, 2014 among Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Company”) and [Athyrium Opportunities Fund (A) LP and Athyrium Opportunities Fund (B) LP (collectively, the “Investor”)] [Cetus Capital II, LLC, Littlejohn Opportunities Master Fund LP and SG Distressed Fund, LP (collectively, the “Investor”)].

W I T N E S S E T H

WHEREAS, pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of February 4, 2014 between the Company and the Investor, subject to certain conditions, the Investor will purchase from the Company, and the Company will issue and sell to the Investor, an aggregate principal amount of the Company’s 8.00% Convertible Senior Notes due 2019 (the “Securities”) as set forth therein, which are convertible into shares of the Common Stock pursuant to an indenture dated as of the date hereof among the Company, certain guarantors from time to time parties thereto and Wilmington Trust, N.A. (the “Indenture”);

WHEREAS, in consideration of, and as a condition to, the Investor consummating the transactions contemplated by the Securities Purchase Agreement, the parties hereto desire to enter into this Representation Agreement (this “Agreement”) to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Securities Purchase Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01 .  Definitions.  As used in this Agreement, the following terms have the following meanings:

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Closing Date” means the date of closing under the Securities Purchase Agreement and the Securities have been issued to the Investor.

“Nominating Criteria” means the criteria for selecting new directors of the Board established by the Nominating Committee of the Board in accordance with the Company’s Nominating Committee Charter, which will reflect, among other factors, a candidate’s integrity and business ethics, strength of character, judgment, and experience.

“Termination Date” means the earlier of (i) the third annual shareholders’ meeting that occurs after the Closing Date and (ii) any date following the Closing Date on which the Underlying Share Percentage is less than 5%.

“Underlying Share Percentage” means, at any time, (i) the number of shares of Common Stock into which the Securities then held by the Investor (or any affiliate or successor thereto) are convertible (without giving effect to applicable conversion blockers, if any), divided by (ii) the sum of the amount set forth in clause (i) above and the number of shares of the Company’s Common Stock then outstanding (it being understood that any other Securities then outstanding shall not be deemed to have been converted for purposes of this determination), expressed as a percentage.

ARTICLE 2

Corporate Governance

Section 2.01 .  Interest Rate Increase.  If, (i) prior to the first annual shareholders’ meeting after the Closing Date, [(a)] any of Doug Drysdale, Steven Elms or Michael Pearce ceases to be a member of the Board without the Investor’s prior written consent, except in the event such person ceases to be a member of the Board as the result of death or disability, [or (b) the Investor has designated one other director, by written notice to the Company, and such person has not been appointed to the Board within five Business Days of such notice, provided that the Investor designee satisfies the Nominating Criteria,]1 or (ii) on any date prior to the Termination Date, (a) the number of members on the Board exceeds five, unless such increase was approved by the Investor’s designee, (b) with respect to any election of directors by the shareholders of the Company, the Company fails to nominate, the Board fails to recommend, or the Company’s shareholders fail to elect, one director designated by the Investor, as notified by the Investor to the Company at least ten Business Days prior to the filing of any proxy statement relating to the election of directors, provided that such Investor designee satisfies the Nominating Criteria or (c) any such designee of the Investor dies, becomes disabled, retires, resigns, is removed or otherwise ceases to be a director, and the Investor designates a replacement therefor by written notice to the Company and the other Board members fail to appoint such replacement designee within ten Business Days, provided that the Investor designee satisfies the Nominating Criteria, in each case of [sub-clause (i)(a) through (ii)(c) above][clause (i) above or sub-clause (ii)(a), (b) or (c) above], the Company shall cause the Indenture and the Securities (and, if applicable, any related agreements and instruments) to be amended within ten Business Days of such cessation or failure to provide that the interest rate on the Securities (excluding any “Additional Interest” (as defined in the Indenture) or any default interest) shall be increased to equal 11.00%, unless the Indenture and the Securities (and, if applicable, any related agreements and instruments) have already been so amended; provided that following any subsequent appointment of the Investor’s designee to the Board, the Company shall be permitted to reduce the interest rate for the Securities (excluding any “Additional Interest” (as defined in the Indenture) or any default interest) to 8.00% upon delivery of an officer’s certificate to the trustee for the Securities stating that the condition for such reduction has been satisfied (it being understood that upon any subsequent occurrence of any of the events set forth in [sub-clause (i)(a) through (ii)(c) above][clause (i) above or sub-clause (ii)(a), (b) or (c) above], the Company shall again provide for the interest rate for the Securities to increase to 11.00%).  Notwithstanding the foregoing, if the Nominating Committee of the Board determines, in any of the circumstances described above, that the Investor’s first designee does not satisfy the Nominating Criteria, (x) the Company shall so notify the Investor within one Business Day of such determination, (y) if the deadline (if any) for the Investor to designate a candidate would otherwise fall prior to the fifth Business Day following the Investor’s receipt of such notice, such deadline shall be automatically extended to such fifth Business Day, and (z) the Investor may designate a second candidate, who shall be deemed to be the Investor’s designee for purposes of the preceding sentence.

____________
1 To be deleted for Cetus

Section 2.02 . Notice of Certain Events.  If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board, the Company shall have an obligation to notify the Investor within five Business Days pursuant to Section 3.04 after the existence or occurrence of such vacancy. In addition, the Company shall notify the Investor at least fifteen Business Days before it files any proxy statement relating to the election of directors.

ARTICLE 3
Miscellaneous

Section 3.01 . Representations and Warranties.  The Company hereby represents and warrants that:

(a) It has the power and authority to execute and deliver this Agreement, and to perform its obligations hereunder;

(b) Such execution, delivery and performance do not violate or conflict with any applicable law, any provision of its organizational documents, any judgment or order of any court or other governmental agency applicable to it or its assets or any material contractual restriction binding on it or its assets;

(c) All governmental and other consents that are required to have been obtained by it with respect hereto have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d) Its obligations hereunder constitute its legal, valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought at law or in equity).

Section 3.02 . Binding Effect; Benefit.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and legal representatives.

(b) Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto, and their respective heirs, successors, and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.03 .  Waiver; Amendment.  No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the Company, with approval of the Board, and the Investor.

Section 3.04   Further Assurances.  The Company agrees that it shall execute and/or deliver any additional agreements, documents and instruments, and take any further actions as it reasonably considers necessary or advisable, or as reasonably requested by the Investor, from time to time, to effectuate the intent and purpose of this Agreement.

Section 3.05   Notices.  All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or email transmission so long as confirmation of receipt of such email is requested and received:

if to the Company to:

Pernix Therapeutics Holdings, Inc. 884 Johnnie Dodds Blvd., #201 Mt Pleasant, South Carolina 29464 Attention: General Counsel Telecopy No.: (843) 720-1501

with a copy (which shall not constitute notice), to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention:  Thomas S. Levato, Esq.
Telecopy No.: 212-355-3333

(b)	if to the Investor, at address or addresses as may have been furnished to the Company in writing.

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Section 3.06 .  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

Section 3.07 .  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 3.08 .  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09 . Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, by manual or facsimile signature, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 3.10 . Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANY:

PERNIX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

THE INVESTOR

[INVESTOR SIG BLOCKS]